Exhibit 99.1

Laserscope Reports Record 2005 Second Quarter Results
and Raises Guidance for 2005

Record Revenues and Earnings Driven by Significant Urology Business Growth and
Solid Aesthetics Business Performance

2005 Second Quarter Highlights (compared to the prior-year quarter):
-	GreenLight(TM) fiber volumes used for PVP increased almost 125% to 19,091 units.
-	Total revenues up more than 56% to a record $33.5 million.
-	Operating income increased 154% to a record $6.9 million.
-	Net income grew more than 79% to a record $5.4 million.
-	Gross margins rose to 61% from 58%.

          SAN JOSE, Calif., Aug. 2 /PRNewswire-FirstCall/ -- Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, today reported record revenues of $33.5 million for its second quarter ended June 30, 2005, a 56.4% increase from $21.4 million in the second quarter of 2004. The increase in revenues was primarily attributable to continued strong growth in sales of the Company’s line of GreenLight(TM) products for Photoselective Vaporization of the Prostate (“PVP”) as well as solid growth in the Company’s aesthetics business. Second quarter 2005 operating income grew 154% to $6.9 million, from $2.7 million in the second quarter of 2004. Second quarter 2005 net income was $5.4 million, or $0.23 per fully diluted share, a substantial increase from net income of $3.0 million, or $0.13 per fully diluted share, in the same quarter last year.

           “This was another very exciting and well-balanced quarter for Laserscope,” said Eric Reuter, President and Chief Executive Officer of Laserscope. “We continued to gain share in the worldwide market for the treatment of Benign Prostatic Hyperplasia, also known as enlarged prostate or BPH, and executed a significant rebound in worldwide aesthetics sales. We are continuing to benefit from the substantial positive impact PVP has had on health care systems around the globe, as well as on the millions of men who are affected by the symptoms of BPH.

          “Our aesthetics business rebounded strongly from the first quarter of this year, and grew solidly when compared to the same quarter of last year,” said Mr. Reuter. “We believe the strong core foundation we’ve built with our range of light-based treatment products and services will serve the Company well as we continue to take advantage of the significant opportunity that exists for our aesthetic product line, especially in more ‘non-traditional’ aesthetics markets worldwide.”

          Gross margin in the second quarter of 2005 grew to approximately 61%, compared to approximately 58% in the second quarter of 2004. The year-over-year increase in gross margin resulted from a higher proportion of GreenLight(TM) products within our product mix. Gross margin declined from 62% in the first quarter of 2005 as the result of a higher mix of aesthetic sales and international sales as a percentage of overall revenues.

          Selling, general and administrative (SG&A) expenses were $11.6 million, or 35% of revenues, in the second quarter of 2005, compared to $8.3 million, or 39% of revenues, in the second quarter of 2004. The increase in SG&A expenses resulted primarily from increases in marketing and sales costs both domestically and internationally.

          The Company’s effective tax rate for 2005 was 23%, compared to 9% in 2004. The higher tax rate was due to a smaller relative amount of net operating losses (NOL) available in 2005 to reduce income tax expense as compared to 2004. The Company has additional NOLs related to stock option activity that are available to reduce income tax payments it could owe in the future, but the tax benefit from these lower tax payments would be accounted for as an addition directly to equity rather than as a reduction in income tax expense.

          The Company strengthened its balance sheet during the second quarter of 2005. At June 30, 2005, Laserscope had no bank borrowings and a cash position of $28.0 million, up significantly from $16.0 million at December 31, 2004. Shareholders’ equity increased from $42.9 million at December 31, 2004 to $56.5 million at June 30, 2005.

          Six-Month Results
          For the six months ended June 30, 2005 the Company reported revenues of $61.7 million compared to $40.2 million for the six months ended June 30, 2004. Operating income in the first six months of 2005 was $13.1 million, compared to $5.3 million in the prior-year period. For the six months ended June 30, 2005, Laserscope reported net income of $10.3 million, or $0.45 per fully diluted share, compared to $5.2 million, or $0.23 per fully diluted share, last year.

          Urology Business Update
          “Worldwide demand for PVP continues to grow significantly, with no sign of abatement in the foreseeable future,” said Mr. Reuter. “As a result, we sold more than 19,000 single-use disposable fibers in the second quarter of 2005. GreenLight(TM) fiber sales were strong both domestically and internationally, with year-over-year gains of 108% in the United States and 198% in international markets.

          “The growing quantity and quality of clinical data on PVP from sites all over the world continues to validate the outstanding clinical efficacy, high safety profile and cost-effectiveness of the PVP procedure, which makes it a viable alternative to all existing treatment options for enlarged prostate. When compared to the highly-invasive Trans-Urethral Resection of the Prostate, or TURP procedure, office-based thermal therapies, which often do not provide long-term success, and pharmaceutical therapies (which can be costly and ineffective), the PVP procedure using our GreenLight PV(R) laser system is becoming the treatment of choice around the world.

          “As exciting as the opportunity still is within the United States, the total market opportunity outside the U.S. is even more substantial. As a result, we look to international growth as a major driver of Laserscope’s long-term growth and success. We are making steady progress in educating physicians and patients in overseas markets. We’re also growing our direct sales team and distribution network, especially in major European countries like the United Kingdom, Germany, Italy, Spain and France, as well as in the Asia-Pacific region, where PVP adoption is growing steadily as well, particularly in such countries as South Korea, China, and Australia. In addition to the international markets we have already begun to penetrate, we continue to target 2007 for entrance into the large Japanese market and are currently in the process of submitting for regulatory approval there. We will continue to report the achievement of important milestones in this process in the future.”

          Reimbursement Update
          Laserscope is continuing to work with the American Urological Association and the Centers for Medicare and Medicaid Services (CMS) to ensure that physicians, hospitals and outpatient facilities are adequately reimbursed for performing the PVP procedure. Recently, CMS published its proposed rule on the Outpatient Prospective Payment System (OPPS) for outpatient hospital facility reimbursement in 2006. CMS proposed that PVP be moved into a standard clinical Ambulatory Payment Classification (APC) code beginning in 2006. The proposal is based on cost data collected by CMS from hospitals performing the PVP procedure, and possibly other laser vaporization and coagulation procedures, that indicates that the national average reimbursement paid to outpatient hospitals for these types of procedures should be approximately $2,500 per procedure. This proposed reimbursement is down from the temporary reimbursement amount of $3,750 per procedure paid by CMS for performing the PVP procedure under the new technology APC code that became effective in April 2004, but higher than the approximately $1,850 per procedure paid in the prior year.

          “Although the proposed action by CMS occurred much more quickly than expected, the timing of the proposal to transfer PVP to a standard APC code beginning in 2006 is likely the result of the rapid growth of the PVP procedure in the United States which enabled CMS to gather a claims data sample during a shorter period than that typical for other new technologies,” said Mr. Reuter. “We plan to work with CMS during the 60-day comment period that is required prior to adoption of the final rule to ensure that the data used by CMS to set the new reimbursement rate is correct and complete. We expect the final rule from CMS on the OPPS reimbursement for 2006 sometime in November of this year.

          “The potential impact of the proposed reduction in Medicare reimbursement rates for hospitals on PVP adoption in the U.S. is not certain at this time.

          “Given the tremendous need that exists in the U.S. and overseas for a cost-effective treatment solution for BPH that also provides outstanding clinical outcomes, we believe that growth in sales of our GreenLight PV(R) disposable fibers will be strong throughout the remainder of 2005 and 2006,” said Mr. Reuter. “While each country and health care system around the world has its own reimbursement and adoption challenges, we believe we can clearly demonstrate the many advantages of the PVP procedure using the GreenLight PV(R) laser system to health care providers, insurers and patients worldwide. As a result, we expect to continue to make significant progress worldwide toward overtaking the TURP procedure as the standard of care for treating BPH in the months and years ahead.”

          Aesthetics Business Update
          “This was a very solid quarter for our aesthetics business, which is especially gratifying given last quarter’s results,” said Mr. Reuter. “Aesthetics revenues grew 46% on a sequential basis and 13% year-over-year. We believe we now have the right team and product mix in place to drive future long-term growth as we continue to market our broad line of competitive, easy- to-use and highly-effective aesthetic products, in what remains a highly competitive environment. Our newest entry, the Solis(TM), is gaining considerable marketplace attention and is expected to begin shipping in the third quarter of 2005 and contributing materially to revenues in the fourth quarter.

          “The market for cosmetic procedures is large and growing worldwide. In particular, we continue to see a meaningful opportunity in the less traditional aesthetics market segments, such as with family practitioners and OB/GYNs who are looking for additional revenue streams to supplement their current practices. In fact, a recent marketing study we conducted showed that a significant percentage of these ‘non-traditional’ U.S. physicians are aware of and have plans to purchase laser or light-based aesthetic treatment products for their practices in the future. Additionally, international demand remains strong and should be a key driver of aesthetic growth going forward.”

          Full Year 2005 Guidance
          The management of Laserscope raised full-year 2005 guidance as follows:

*	2005 revenues are expected to be in the range of $133 million to $137 million.
*	Reported pre-tax earnings are expected to be in the range of $31 million to $34 million.
*	Net income is expected to be in the range of $0.81 to $0.89 per fully diluted share, assuming a fully taxed basis (approximately a 39% income tax rate).
*	Growth in revenues and earnings in 2005 is expected to be more heavily weighted to the second half of the year, as was the case in 2003 and 2004.

          Management Conference Call
          Management of Laserscope will hold a conference call on Tuesday, August 2, 2005 at 8:00 am PT / 11:00am ET to discuss results for the second quarter of 2005. To participate in the call, please dial 800-240-4186 (303-205-0066 for international callers) at least five minutes prior to the start time.

          Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope’s website at www.laserscope.com. Investors should go to the website a few minutes early, as it may be necessary to download audio software to access the conference call.

          A replay of the conference call will be available through August 9, 2005 by dialing 800-405-2236 (303-590-3000 for international callers), and entering passcode 11035158.

          About Laserscope
          Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets.  More information about Laserscope can be found on the Company’s web site at www.laserscope.com.

          Safe Harbor Statement
          This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include: statements about Laserscope’s future profitability and operating results, competition, proposed changes to the rates of reimbursement applicable to the PVP procedure recently proposed by the Centers for Medicare and Medicaid Services and the possible effects, expected continued momentum of Laserscope’s business and growth including new product offerings, worldwide adoption rates of the PVP procedure using the Company’s GreenLight(TM) laser system, market penetration opportunities in international markets such as in Europe and the Asia Pacific region, including Japan. These statements are subject to a number of risks and uncertainties, including: uncertainties regarding introduction of new technologies competitive to Laserscope’s products and the degree to which the Company’s current and new products are accepted by customers, which could affect the level of demand for our products; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight(TM) laser system, which could result in negative patient outcomes and reduce our disposable fiber recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope’s filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope’s public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com. Laserscope assumes no obligation to update the forward- looking information contained in this press release.

At Laserscope:	At Financial Relations Board:
Eric Reuter, President & CEO	Tricia Ross, Analyst/Investor Contact
Derek Bertocci, CFO	(212) 827-3774
(408) 943-0636	Laurie Berman, General Information
(310) 854-8315

Laserscope

GreenLight (TM) Fiber Sales*
(Units)

2005	Q1	Q2

United States	11,792	14,379
International	4,463	4,712
Total	16,255	19,091

2004	Q1	Q2	Q3	Q4	Year

United States	5,018	6,908	7,024	10,211	29,161
International	1,385	1,582	2,967	2,269	8,203
Total	6,403	8,490	9,991	12,480	37,364

*	The Company plans to report consolidated worldwide fiber unit sales beginning with its 2005 third quarter earnings press release.

LASERSCOPE FINANCIAL SUMMARY
(Unaudited)

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,

(thousands except per share amounts)	2005	2004	2005	2004

Net revenues	$33,518	$21,434	$61,695	$40,184
Cost of sales	13,152	9,105	23,729	17,187
Gross margin	20,366	12,329	37,966	22,997
Operating expenses:
Research and development	1,805	1,345	3,323	2,584
Selling, general and administrative	11,623	8,255	21,568	15,070
	13,428	9,600	24,891	17,654
Operating income	6,938	2,729	13,075	5,343
Interest income (expense) and other, net	249	442	328	373
Net income before income taxes	7,187	3,171	13,403	5,716
Provision for income taxes	1,830	183	3,083	514
Net income	$5,357	$2,988	$10,320	$5,202
Basic net income per share	$0.24	$0.14	$0.47	$0.25
Diluted net income per share	$0.23	$0.13	$0.45	$0.23
Shares used in basic per share calculations	22,097	20,920	22,053	20,631
Shares used in diluted per share calculations	23,072	22,861	23,028	22,782

Condensed Consolidated Balance Sheets

($ in thousands)	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash & cash equivalents	$28,011	$15,954
Accounts receivable, net	21,359	20,342
Inventories	24,979	19,446
Prepayments and other current assets	1,424	1,471
Total current assets	75,773	57,213
Property and equipment, net	4,627	3,457
Other assets	1,235	919
Total assets	$81,635	$61,589
Liabilities and Shareholders’ Equity
Current liabilities	$25,087	$18,647
Capital leases	19	31
Shareholders’ equity	56,529	42,911
Total liabilities and shareholders’ equity	$81,635	$61,589

CONTACT:  Eric Reuter, President & CEO, or Derek Bertocci, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analysts/Investors, +1-212-827-3774, or Laurie Berman, General Information, +1-310-854-8315, both of Financial Relations Board, for Laserscope/ Web site:  http://www.laserscope.com /